Exhibit 99.1

[JDA Software Letterhead]

November 7, 2008

VIA FACSIMILE: 469.357.6893

i2 Technologies, Inc.

11701 Luna Road

Dallas, TX 75234

Attn: John Harvey

Facsimile: 469.357.6893

Dear John:

We refer to the Agreement and Plan of Merger dated August 10, 2008 (the “Agreement”) by and among JDA Software Group, Inc. (“JDA”), Iceberg Acquisition Corp., a wholly-owned subsidiary of JDA, and i2 Technologies, Inc. (“i2”). Terms not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement

Pursuant to Section 1.2 of the Agreement, if JDA determines in its sole discretion that additional time is required to arrange the Debt Financing and so notifies the Company of such in writing, the parties shall not be required to effect the Closing until the earliest of (i) any Business Day after the Anticipated Closing Date as may be specified by JDA on no less than three Business Days’ prior notice to the Company, (ii) the Outside Date, or (iii) a date no more than sixty (60) days following the Anticipated Closing Date.

On November 6, 2008, i2 notified JDA that i2 had held its Company Stockholders Meeting and secured the Company Stockholder Approval earlier the same day and that i2 was ready, willing, and able to close the Merger as soon as possible and no later than November 10, 2008. As a result of this notice from i2, JDA is assuming for the purposes of this notice, that all closing conditions were satisfied on November 6, 2008 and that the Anticipated Closing Date would be November 10, 2008.

JDA hereby provides notice to i2 pursuant to Section 1.2 of the Agreement that additional time is required to arrange the Debt Financing, and notwithstanding any provision in the Agreement to the contrary, the Closing shall be delayed to a date to be specified by JDA, but in no event later than January 9, 2009, on no less than three Business Days’ prior written notice to i2.

JDA SOFTWARE GROUP, INC.

By:	/s/ Hamish N. Brewer
Hamish N. Brewer
President and Chief Executive Officer

cc: A. Michael Hainsfurther, Munsch Hardt